Exhibit 10.1
AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AGREEMENT is entered into as of August 25, 2006 by and between HearUSA, Inc., having its principal office at 1250 Northpoint Parkway, West Palm Beach, Florida 33407 (“Borrower”) and Siemens Hearing Instruments, Inc., having an office at 10 Constitution Avenue, Piscataway, New Jersey 08854 (the “Lender”) and amends that certain Amended And Restated Credit Agreement between the parties dated as of February 10, 2006 (the “Credit Agreement”). All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement.
RECITALS
     Whereas, Borrower and Lender have agreed to modify the terms of the Credit Agreement as set forth in this Amendment To Amended And Restated Credit Agreement (“Agreement”).
     Now, therefore, in consideration of the Lender’s continued extension of credit and the agreements contained herein, the parties agree as follows:
AGREEMENT

1.	MODIFICATIONS. The Credit Agreement be and hereby is modified as follows:

	(A)	Definitions.

	(i)	The following definitions are hereby added to the Credit Agreement:

“Tranche C-1 Loan”, “Tranche C-2 Loan,” and “Tranche C-3 Loan” shall have the meanings specified in Section 2.03(c).

	(ii)	The definition of “Tranche C Loan” is hereby deleted, and replaced with the following:

“Tranche C Loan” has the meaning specified in Section 2.01(c), and shall include the Tranche C-1 Loan, the Tranche C-2 Loan, and the Tranche C-3 Loan.

	(iii)	The definition of “Tranche C Loan Commitment” is hereby deleted, and is replaced with the following:

“Tranche C Loan Commitment” means the commitment of the Lender to make the Tranche C Loan to the borrower on the Closing Date in the principal amount of $21,064,665.09 and the option of the Lender to make additional Tranche C Loans to the Borrower pursuant to Section 2.01(c), all in an aggregate principal amount not to exceed $26,000,000 less any amounts outstanding under the Tranche A Loan and Tranche B Loan.

	(B)	Section 2.03(c) is hereby deleted, and replaced by new Section 2.03(c) to read as follows:

(c) Repayment of Tranche C Loans. (i) Tranche C-2 Loan. Effective on the Closing Date, the principal balance of the Tranche C-1 Loan was $6,636,130.93 (the “Tranche C-2 Loan”). On the first day of each month commencing on the first day of March 2006 and ending on the Maturity Date (a “Tranche C Monthly Payment Date”) the Borrower shall repay the principal balance of the Tranche C-

2 Loan, along with accrued and unpaid interest thereon as provided by Section 2.06(b), in equal amortized monthly payments each in an amount of $130,000 (each such amount the “Fixed Monthly Tranche C Payment”). (ii) Tranche C-1 and Tranche C-3 Loans. Effective on the Closing Date, the principal balance of the Tranche C-1 Loan was $14,428,534.16 (the “Tranche C-1 Loan”). Effective on the Closing Date, the principal balance of the Tranche C-3 Loan was $0 (the “Tranche C-3 Loan”). All loans made under Tranche C until and including June 30, 2006 shall be made as Tranche C-1 Loans and all loans made under Tranche C after June 30, 2006 shall be Tranche C-3 Loans. On the 20th day after the last day of each Fiscal Quarter commencing with the fourth quarter of 2006 (i.e., on January 20, 2007) and ending on the Maturity Date (a “Tranche C Quarterly Payment Date”), subject to the deemed payments credits as contemplated by Section 2.03(d) below, the Borrower shall pay an amount equal to $730,000, plus accrued and unpaid interest as provided by Section 2.06(b) (each such amount, the “Required Tranche C Quarterly Payment”), which shall be applied to the following Loans, to the extent of their outstanding balances, in the following order: first, to the Tranche C-1 Loan, then to the Tranche C-3 Loan, then to the Tranche C-2 Loan, then to the Tranche B Loan.

(C)	Section 2.06(b) is hereby deleted, and replaced by new Section 2.06(b) to read as follows:

The parties acknowledge that interest shall accrue on the principal balance of the Tranche C-2 Loan made on the Closing Date at the fixed rate of 7.44465% per annum, payable monthly, in advance, in accordance with Section 2.03(c). The Tranche C-1 Loan shall accrue interest at a rate per annum equal at all times to the Prime Rate plus 1.0% and shall be payable on the 20th day after the end of each Fiscal Quarter, subject to the deemed payments credits as contemplated by Section 2.03(d). With respect to each Tranche C-3 Loan, Borrower agrees that such Loans shall accrue interest at a rate per annum equal at all times to the Prime Rate plus 1.0% from the date deemed made until the principal amount thereof shall be paid in full; however, such interest shall accrue and be added to the principal amount of the Tranche C-3 Loan (i.e., compounded) on each Tranche C Quarterly Payment Date until paid in full, except that such accrued interest under Tranche C-3 Loans shall not be compounded, but shall instead become due and payable on each Tranche C Quarterly Payment Date, to the extent that compounding such interest would cause the aggregate amount of all Obligations to exceed the Tranche C Loan Commitment. Each Tranche C-3 Loan shall be deemed to be made on the first day of the Fiscal Quarter in which such Tranche C Loan is made.

(D)	Section 2.05 is hereby deleted, and replaced by new Section 2.05 to read as follows:

Section 2.05. Mandatory Prepayment of Loans.

(a) The Borrower shall prepay the Loan Balance upon receipt by the Borrower or any of its Subsidiaries of the net proceeds of any issuance of Stock or Stock Equivalents by the Borrower or any of its Subsidiaries (other than the proceeds received by the Borrower in connection with the exercise by any of the Borrower’s or its Subsidiaries’ employees of any option issued pursuant to any of the Borrower’s or its Subsidiaries’ stock option plans), in an amount equal to 25% of such net proceeds. Such prepayment shall be applied as set forth in Section 2.05(c).

(b) The Borrower shall prepay the Loan Balance within 120 days after the last day of each fiscal year, in an amount equal to 20% of Excess Cash Flow for such fiscal year.

(c) Prepayments under 2.05(a) and 2.05(b) shall be required during the existence of any outstanding balance under, and shall be applied to, the following Loans, to the extent of their outstanding balances, in the following order: first, to the Tranche C-3 Loan, then to the Tranche C-2 Loan, then to the Tranche C-1 Loan, then to the Tranche B Loan.

	(E)	Section 4.12 is hereby deleted, and replaced by new Section 4.12 to read as follows:

Section 4.12. Acknowledgement of Outstanding Obligations.

The Borrower acknowledges and agrees that, as of the Closing Date, the sum of TWO MILLION TWO HUNDRED SIXTY-FOUR THOUSAND THREE HUNDRED NINETY-SEVEN AND THIRTY-ONE ONE-HUNDREDTHS United States Dollars ($2,264,397.31) will be due and owing under the Tranche A Loan, and the sum of TWENTY-ONE MILLION SIXTY-FOUR THOUSAND SIX HUNDRED SIXTY-FIVE AND NINE ONE-HUNDREDTHS United States Dollars ($21,064,665.09) will be due and owing under the Tranche C Loan.

	(F)	Schedule I is hereby deleted, and replaced by new Schedule I attached hereto.

2.	ADDITIONAL ACKNOWLEDGMENTS. Borrower acknowledges and represent that:

(A) The payment of $130,000 made by the Borrower to the Lender on or about February 24, 2006 for application against those portions of the indebtedness under the Original Loan Agreement which were ultimately rolled into the Tranche C Loan to be repaid at the rate of $130,000 per month, shall not be credited to the Tranche C Loan, but shall instead be credited against the related prior balance due under the Original Loan Agreement.

(B) The Credit Agreement and other Loan Documents, as amended hereby, are in full force and effect without any defense, claim, counterclaim, right or claim of set-off;

(C) After giving effect to this Agreement, no Default or Event of Default under the Loan Documents has occurred;

(D) Borrower has taken all necessary action to authorize the execution and delivery of this Agreement; and

(E) This Agreement is a modification of an existing obligation and is not a novation.
3.      MISCELLANEOUS. This Agreement shall be construed in accordance with and governed by the laws of the applicable state as originally provided in the Loan Documents, without reference to that state’s conflicts of law principles. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter thereof and supersede all oral negotiations and prior writings with respect to the subject matter thereof. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto. The illegality, unenforceability or inconsistency of any provision of this Agreement shall not in any way affect or impair the legality, enforceability or consistency of the remaining provisions of this Agreement or the other Loan Documents. This Agreement and the other Loan Documents are intended to be consistent. However, in the event of any inconsistencies among this Agreement and any of the Loan Documents, the terms of this Agreement, then the Credit Agreement, shall control.

4.     COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.
IN WITNESS WHEREOF, the undersigned have signed and sealed this Agreement the day and year first above written.

HEARUSA, INC.
BY:
Name:
Title:

SIEMENS HEARING INSTRUMENTS, INC.
BY:
Name:
Title:

Schedule I
ACQUISITION GUIDELINES
     This Schedule I sets forth the manner in which Lender shall advance monies under either the Tranche B or Tranche C-3 Loans, which funds must be used by the Borrower for the acquisition or investment by Borrower in a Subsidiary or another Person, or a division, group or individual(s) (each, an “Acquisition Target”) either through an acquisition (of either Stock or other securities or assets), merger or organic growth. To the extent that the Lender advances such monies, such advances shall be calculated in accordance with the following guidelines:
          1) If an Acquisition Target purchases less than or equal to 40% of its hearing aids from Lender or an affiliate of Lender, then Lender shall be required to make a Loan under Tranche B in the amount calculated as set forth below. If an Acquisition Target purchases more than 40% of its hearing aids from Lender or an affiliate of Lender, then Lender may, in its sole and absolute discretion, choose to make a Loan under Tranche B in the amount calculated as set forth below. If Lender makes a Loan under Tranche B, it may also, in its sole and absolute discretion, choose to make an additional Loan under Tranche C in the amount calculated as set forth below.
          2) If Lender makes a Loan under Tranche B, the Loan will be in an amount corresponding to 1/3 of no more than 70% of the last twelve months’ trailing net revenues of the Acquisition Target. To the extent that any funds are requested by Borrower in excess of this formula, and to the extent that Lender determines, in its sole and absolute discretion, to make a Loan for such additional sum, such additional sum will be made, if at all, as a Tranche C-1 Loan for those loans made on or before June 30, 2006 and Tranche C-3 for those made after June 30, 2006.
          3) A Stand-Alone Acquisition is made when the Acquisition Target, once acquired, remains in a separate location and has a separate “ship to” account with Siemens.
          4) A Roll-In Acquisition is made when the Acquisition Target has its assets rolled into an existing location of Borrower and Borrower uses an already existing “ship to” account with Siemens for such Acquisition Target.